EXHIBIT 10.52
                                    AGREEMENT

     THIS AGREEMENT, made and entered into this 30th day of June, 1999, by and between Evergreen Consulting Group, Ltd., a Bahamian corporation ("Evergreen"), and NATIONAL BOSTON MEDICAL, INC., ("NBM"), a Nevada corporation.

     WHEREAS, NBM is indebted in the amount of $126,700.00 to Evergreen, and is desirous of satisfying said indebtedness;

     WHEREAS, Evergreen is desirous of settling said claim of indebtedness against NBM for a reasonable sum;

     NOW THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, it is agreed by and between the parties as follows:

1. The aforementioned recitals are true and correct.

2. NBM is indebted to Evergreen in the amount of $126,700.00 for funds advanced and services rendered. NBM shall pay Evergreen the sum of $20,000.00 within 45 days of the execution of this Agreement. NBM shall issue shares of its common stock to Evergreen within 60 days from the date hereof, at the rate of fifteen ($.15) cents per share to satisfy remaining indebtedness. NBM shall have the right to re-purchase said stock at any time prior to its disposition by Evergreen at the rate of fifteen ($.15) cents per share at any time said indebtedness is paid in full.

3. Any and all prior agreements between the parties, are hereby declared null and void ab initio, and shall be and are of no force and effect as of the date of such agreements.

           IN TESTIMONY WHEREOF, witness the signatures of the parties hereto.

EVERGREEN CONSULTING GROUP LTD.                   NATIONAL BOSTON MEDICAL, INC.

By: /s/ (illegible)                               By:   /s/ Daniel J Hoyng
---------------------------                       ---------------------------